EXHIBIT 99.1

Behringer Announces Special Cash Distribution for Shareholders of Behringer Harvard Opportunity REIT II

DALLAS (March 23, 2015) — Behringer announced today that the board of directors of Behringer Harvard Opportunity REIT II, Inc. has authorized a $25.7 million, or $1.00 per share, special cash distribution. The special cash distribution is payable on March 31, 2015, to stockholders of record as of the close of business on March 30, 2015.

“We are very pleased to announce this special cash distribution,” said Behringer Harvard Opportunity REIT II’s Chairman Bob Aisner. “Furthermore, the company intends to make additional special distributions as the company’s assets are fully cycled.”

In accordance with Behringer Harvard Opportunity REIT II’s valuation policy, on March 30, 2015, the company’s estimated value per share will be adjusted to $8.72, representing the previous estimated per-share value of $9.72 (established in November 2014) less the amount of this $1.00-per-share special cash distribution. The adjusted estimated per-share value will be reflected on investor statements for the first quarter of 2015.

When paid, the March 2015 special distribution of $1.00 per share will increase the total cumulative special distributions to $2.00 per share paid to shareholders to date. Since inception through the payment date, the company will have paid to shareholders an aggregate of $82.1 million in regular and special distributions.

Behringer Harvard Opportunity REIT II holds interests in seven multifamily/student housing investments, two office investments, one hospitality investment, and one mezzanine loan.

About Behringer Harvard Opportunity REIT II, Inc.

Behringer Harvard Opportunity REIT II, Inc. invests in office, retail, industrial, hospitality, single tenant, and multifamily properties that are operating, newly constructed, or under development. For more information, call toll-free 866.655.3600 or visit behringerinvestments.com.

About Behringer

Behringer creates, manages and distributes specialized investments through a multi-manager approach that presents unique options for allocating capital, managing risk and diversifying assets. Investments sponsored and managed by the Behringer group of companies have invested more than $11 billion in assets. For more information, call toll-free 866.655.3600 or visit behringerinvestments.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Opportunity REIT II, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this release speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Jonathan Ball

Behringer

jball@behringermail.com

972.387.5403

David Nesmith

Richards Partners

david_nesmith@richards.com

214.891.2864